Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Arctic Cat Inc.	Padilla Speer Beardsley Inc.
	Timothy C. Delmore	Shawn Brumbaugh 612/455-1754
	Chief Financial Officer	Marian Briggs 612/455-1742
218/681-9868

Arctic Cat Revises Fiscal 2008 Third-Quarter and Full-Year Outlook

 Company Announces New $10 Million Share Repurchase Authorization;

Conference call scheduled for 10 a.m. CT today

                THIEF RIVER FALLS, Minn., Jan. 4, 2008 — Arctic Cat Inc. (Nasdaq: ACAT) today revised its sales and earnings outlook for the fiscal 2008 third quarter ended December 31, 2007, due to lower than anticipated sales of all-terrain vehicles (ATVs).  As a result, third-quarter net sales are now estimated at $155 million to $160 million compared to a record $228.1 million in the prior-year third quarter, and versus the company’s earlier forecast of $170 million to $180 million.

                Arctic Cat expects a third-quarter net loss of $0.55 to $0.60 per diluted share. The company had earlier estimated a 2008 third-quarter net loss of between $0.30 and $0.37 per diluted share, primarily due to the previously disclosed reduction in snowmobile production during the current fiscal year. In the third quarter last year, Arctic Cat posted earnings per diluted share of $0.43, which included an income tax benefit of $0.03 per diluted share.

                Arctic Cat now anticipates sales for the full year ending March 31, 2008, to be in the range of $645 million to $665 million, compared with record net sales in fiscal 2007 of $782.4 million. Earnings per diluted share for the 2008 fiscal year are now estimated to be between $0.01 and $0.07 versus year-ago diluted earnings per share of $1.15. The company previously estimated net sales for the current fiscal year to be in the range of $710 million to $736 million, with full-year diluted earnings per share in the range of $0.89 to $0.95.

                “After reporting seven consecutive years of record sales, we are disappointed with these results and the sluggish ATV environment,” said Christopher A. Twomey, Arctic Cat’s chairman and chief executive officer.  “Our preliminary third-quarter results indicate that while retail sales of Arctic Cat ATVs were in line with the overall ATV marketplace, retail sales of ATVs industrywide continued a year-long decline. Sales of Arctic Cat’s snowmobiles remain on plan, while sales of our snow-related parts, garments and accessories are above plan, due to December snow accumulations in key regions.”

                The industrywide retail ATV sales slowdown has affected all segments of the market, except the large-displacement engine segment, which has shown modest gains. Arctic Cat’s results mirror these trends, showing lower sales of ATVs with engines under 650cc’s but continued demand for the company’s large-displacement ATVs and Prowler utility vehicle.

                In light of the current overall industry environment, Arctic Cat is taking steps to produce fewer ATV units in its March quarter. The company plans to cut its annual ATV production by approximately 10 percent during the fiscal fourth quarter ending March 31, 2008. “This action is in keeping with our aim to vigilantly align production and inventory with consumer demand,” said Twomey.

                “Arctic Cat remains in a strong financial position, with no long-term debt,” Twomey said.

                The company expects to report its actual fiscal 2008 third-quarter results on January 23, 2008.

New $10 Million Share Repurchase Authorized

Arctic Cat’s board of directors has authorized a new share repurchase program of up to $10 million of its common stock. The company has bought back more than 12 million common shares since 1996.

“This share repurchase program supports the company’s commitment to increase shareholder value and reflects our belief that the stock represents a good investment,” said Twomey.

Share repurchases under this program may be made through open market and privately negotiated transactions from time to time and in such amounts as management deems appropriate. The timing of share repurchases will depend on market conditions and other corporate considerations. Arctic Cat has approximately 17.9 million common and Class B common shares outstanding.

Conference Call

                A conference call is scheduled for 10 a.m. CT (11 a.m. ET) today. To listen to the live webcast or replay of this call via the Internet, go to the corporate portion of the company’s website at www.arcticcat.com. To listen to a telephone replay of the conference call, dial 800-405-2236 and enter conference call ID 11106165. The replay will be available until January 11, 2008.

About Arctic Cat

Arctic Cat Inc. designs, engineers, manufactures and markets all-terrain vehicles (ATVs) and snowmobiles under the Arctic Cat® brand name, as well as related parts, garments and accessories. Its common stock is traded on the Nasdaq Global Select Market under the ticker symbol “ACAT.” More information about Arctic Cat and its products is available at www.arcticcat.com.

Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for certain forward-looking statements. The Company’s Annual Report, as well as the Report on Form 10-K and future filings with the Securities and Exchange Commission, the Company’s press releases and oral statements made with the approval of an authorized executive officer, contain forward-looking statements that reflect the Company’s current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those anticipated. The words “aim,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that indicate future events and trends identify forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to: product mix and volume; competitive pressure on sales and pricing; increase in material or production cost which cannot be recouped in product pricing; changes in the sourcing of engines from Suzuki; warranty expenses; foreign currency exchange rate fluctuations; product liability claims and other legal proceedings in excess of insured amounts; environmental and product safety regulatory activity; effects of the weather; overall economic conditions; and consumer demand and confidence. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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